Results of Special Meeting of Shareholders of Strong Florida Municipal Money Market Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Florida Municipal Money Market Fund into the Wells Fargo Advantage National Tax- Free
Money Market Fund.


               For                  Against               Abstain

         11,215,187.700           202,353.030           140,538.070

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


               For                  Against                Abstain

         10,421,538.860          202,548.130            933,991.810

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


               For                  Against               Abstain

          10,437,066.830          213,293.440           907,718.530

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                 Against                Abstain

          11,558,078.800               -                      -